Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 8, 2026, relating to the financial statements of Kito Crosby Limited for the years ended December 31, 2025 and 2024 appearing in the Current Report on Form 8-K dated June 8, 2026 filed by Columbus McKinnon Corporation.

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma

August 14, 2026